UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 22, 2010

HEMISPHERX BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27072	52-0845822
(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

1617 JFK Boulevard, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 988-0080

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In connection with equity financings on May 11 and 19, 2009, we issued warrants (the “Warrants”) that contained a provision that could require us to settle the Warrants for cash upon the happening of certain remote events.  Generally, the Warrant provision allow the Warrant holders to receive cash in certain situations where there would no longer be a significant public market for our common stock, e.g., in the highly unlikely event that we took action to go private (a “Fundamental Transaction”).  The amount of cash to be received by Warrant Holders would equal the Black-Scholes value of the remaining unexercised portion of their Warrants on the date of the consummation of the Fundamental Transaction.

Initially, we determined that these Warrants created a related Liability in accordance with ASC 480-10-55-29 & 30 due to the fact that the Warrants could be settled for cash as discussed above.  In our estimation of the value of this Liability, we interpreted and applied the concept of “Fair Value” from ASC 820 (formally SFAS 157).  After reviewing current accounting literature and the findings and opinion of an independent appraiser in determining our accounting treatment, we took into account the extreme unlikelihood of the occurrence of a Fundamental Transaction triggering a right to cash settlement as a probability factor in applying the Black-Scholes-Merton valuation of the Warrants.  As a result, we deemed the fair value of the Warrants to be immaterial and, therefore, we stated the Warrants’ related Liability from May 31, 2009 through December 31, 2009 at zero.

As required, our 2009 year-end financial statements and our internal controls were subject to an annual independent audit.

On September 15, 2010, we received a comment letter from the Security and Exchange Commission (“SEC”) concerning its review of our annual report on Form 10-K, as amended, for the year ended December 31, 2009.  During the process of resolving the SEC’s comments, the SEC Staff alerted us that they did not agree with our method of computing the value of the Liability related to the Warrants as discussed above.

As a result, on December 22, 2010, after discussion with McGladrey & Pullen, LLP, our independent registered public accounting firm, our Audit Committee determined that the previously issued financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our Forms 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010 and in our Forms 10-Q for the periods ended June 30, 2009 and September 30, 2009, should not be relied upon.  We plan on restating the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our Forms 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010 (including the comparable periods ended June 30, 2009 and September 30, 2009) to reflect the revised value of this Liability without regard to the probability of a cash settlement.

We believe that the related impact of this restatement on the December 31, 2009 Balance Sheet and Income Statement for the year then ended will be approximately as follows:

(a)
The total initial estimated fair value of the Liability related to the Warrants was $15,233,000 at the date of their issuance in May 2009.  In order to record this Liability, an adjustment will be made to decrease Additional Paid-In Capital and increase Liabilities by $15,233,000.

(b)
In May 2009 and June 2009, some of these Warrants were exercised resulting in total non-cash losses of $4,256,000. Prior to each exercise, the individual Warrant’s fair value is revalued.  Revaluation adjustments will be made to increase the above mentioned Warrants’ Liability of $15,233,000 by the related $4,256,000 loss and then, upon exercise of the Warrants, reduce the Warrants’ Liability value by $7,516,000 for the exercised Warrants.  As a result, we believe that the estimated fair value of the Warrants’ Liability will become $11,973,000.

(c)
The estimated fair value of the Liability related to the Warrants will be revalued at the end of each fiscal quarter from June 2009 through December 31, 2009.  Due to the decreasing trading value of our stock during this period, at December 31, 2009, the value of the Liability related to the remaining outstanding Warrants will be $3,162,000.  We believe that the June to December 2009 year to date adjustments to record the change in fair value for the remaining Warrants’ Liability will be $8,811,000, resulting in a related non-cash gain of $8,811,000.

We believe that the combined losses of approximately $4,256,000 for the exercise of Warrants and the estimated gain of $8,811,000 from the fair value adjustment of the Liability will result in a net non-cash gain of approximately $4,555,000 for the year-end 2009.  The impact of this non-cash adjustment will be to reduce the 2009’s year-end Net Loss from approximately $13,438,000 to $8,883,000.

The estimated fair value of the Liability related to the Warrants will be revalued at the end of each fiscal quarter on March 31, 2010, June 30, 2010 and September 30, 2010.  Due to the movement in the trading value of our stock during this these periods, the value of the Liability related to the remaining outstanding Warrants will be approximately $4,223,000, $2,096,000 and $2,346,000, respectively, for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.  The revaluation of the estimated fair value of the Liability for the nine months ended September 30, 2010 will be approximately $815,000, resulting in a related non-cash gain of $815,000.

The above disclosures concerning the related impact of the anticipated restatement are estimations only, subject to our finalization of the restatement and may change.

None of the above issues from this non-cash adjustment will actually affect our revenues, operating expenses, liquidity or cash flows from past or future operations, except in the highly unlikely event the Company would be taken private.

In light of the determination to restate, our Chief Financial Officer and Chief Executive Officer carefully reviewed the process relied upon in valuing the Warrants.  They determined that, although the financial statements will be restated, they do not believe that our actions in originally valuing the Warrants’ Liability utilizing a remoteness factor constituted a material weakness in internal controls.  In utilizing the above discussed valuation method, we consulted the most recent accounting literature and retained the services of an independent appraisal firm that conducted their engagement as defined in the Statement on Standards for Valuation Services of the American Institute of Certified Public Accountants.  We took into account the findings and opinion of the independent appraiser in determining our accounting treatment.

Item 9.01.     Financial Statements and Exhibits.
(c) Exhibits:

99.1	Press Release dated December 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMISPHERX BIOPHARMA, INC.

December 28, 2010	By:	/s/ William A. Carter
William A. Carter M.D.,
Chief Executive Officer